EXHIBIT (a)(5)(YY)

PRESS RELEASE - December 7, 2006

Barrick Concludes Offer for NovaGold

Barrick Gold Corporation announced today that it has concluded its offer to acquire common shares of NovaGold Resources Inc. Pursuant to its offer, Barrick has acquired an aggregate of approximately 13.6 million common shares of NovaGold, representing approximately 14.8 percent of the outstanding shares, making Barrick the single largest shareholder of NovaGold.

“Barrick will continue its disciplined approach to acquisitions and other business opportunities,” said Greg Wilkins, President and Chief Executive Officer.

Barrick’s vision is to be the world’s best gold company by finding, acquiring, developing and producing quality reserves in a safe, profitable and socially responsible manner.

INVESTOR CONTACT:                                        MEDIA CONTACT:
James Mavor                                                     Vincent Borg
Vice President,                                                   Senior Vice President,
Investor Relations                                               Corporate Communications
Tel: (416) 307-7463                                            Tel: (416) 307-7477
Email: jmavor@barrick.com                                  Email: vborg@barrick.com

BARRICK GOLD CORPORATION                                                1                                                    PRESS RELEASE